Exhibit 99.2
UpHealth Announces Samuel J. Meckey as New Chief Executive Officer
Meckey, a veteran healthcare leader in leading global institutions, will join the company in July

DELRAY BEACH, Fla., May 12, 2022 -- UpHealth, Inc. (NYSE: UPH) —Samuel J. Meckey will join UpHealth, Inc. as Chief Executive Officer in July. The appointment was announced today by Dr. Avi Katz, Co-Chairman of the company’s Board of Directors.
“Sam has considerable healthcare experience in publicly traded companies and a consistent track record of delivering exceptional results,” said Dr. Katz. “The Board and I are confident that his experience and expertise will accelerate UpHealth’s transformation and growth. Sam excels at building winning teams, creating a client-first culture, driving innovation that meets market needs and delivering against operational excellence goals.”
Meckey was most recently Executive Vice President and Head of Healthcare at EXLService Holdings, Inc., a leading data analytics, digital operations, technology and solutions company. During his tenure, he integrated five separate businesses into one cohesive operating unit and developed the strategic plan to double the business’s size, grew revenues and net income, increased gross margin and significantly improved return on invested capital.
Prior to joining EXL, he was President of Optum Global Solutions, overseeing the company’s global operations and technology services organization. There, Mr. Meckey was responsible for more than 35,000 employees in India, the Philippines, Brazil and the United States. Under his leadership, revenue and earnings significantly increased.
Before beginning his career in healthcare, Mr. Meckey was an officer and pilot in the United States Navy. He completed his undergraduate work in economics at the United States Naval Academy and earned a master’s degree from Harvard Business School.
“It is an honor to join UpHealth almost one year into its journey as a publicly traded company,” said Mr. Meckey. “The company’s potential to affect positive change in healthcare globally is enormous, as is its potential for growth in every aspect of its businesses. I look forward to collaborating with the accomplished leadership team at the company to deliver exceptional results for our clients and shareholders.”

Mr. Meckey replaces Dr. Ramesh Balakrishnan, whom the company announced would be moving to another role last month. Dr. Balakrishnan will become the company’s Chief Strategy Officer when Mr. Meckey joins. Until that time, he will serve as Chief Executive Officer and will be instrumental in Mr. Meckey’s transition into the company.
“Sam and I have had the opportunity to get acquainted, and I see him as a dynamic, ambitious and high integrity leader who will guide us toward our mission to power the world’s most trusted health institutions to achieve their access, quality and affordability goals. His strong client orientation, disciplined approach to operations and passion for innovation will materially accelerate our progress as an institution. I’m eager to partner with him in my new role and am confident the company will see much success under this leadership,” said Dr. Balakrishnan.
Dr. Katz said, “When the Board and I announced last month that we were seeking a new Chief Executive Officer, we said that our ideal candidate would be a proven leader with deep expertise in healthcare, services and technology institutions and with demonstrated operational excellence experience. Sam fits all these criteria—and more. We are looking forward to collaborating with Sam as he shapes our journey toward becoming a leading institution in healthcare."

About UpHealth UpHealth is a global digital health company that delivers digital-first technology, infrastructure, and services to dramatically improve how healthcare is delivered and managed. UpHealth's solutions holistically enable clients to deliver on their affordability, access, quality, outcomes, and patient experience goals. UpHealth's technology platform helps its clients improve access, coordinate care teams, and achieve better patient outcomes at lower cost, with care management solutions, analytics, and telehealth tools that serve patients wherever they are, in their native language. Additionally, UpHealth's technology-enabled virtual care infrastructure and services improves access to quality primary and acute care, behavioral health, and pharmacy services. UpHealth's clients include health plans, global governments, healthcare providers and community-based organizations.

For more information, please visit https://uphealthinc.com and follow us at @UpHealthInc on Twitter and UpHealth Inc on LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the hiring and the start date of UpHealth’s new CEO, and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue, growth and business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,”" “potential,”" “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of UpHealth in light of their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, the ability of the new CEO to begin work when anticipated, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Media Contact
Amanda Crane
Main: (630) 363-3393
amanda.crane@ketchum.com